LIMITED PARTNERSHIP AGREEMENT         Exhibit 10.11


     This LIMITED PARTNERSHIP AGREEMENT is made and dated as of the _____ day of February, 1995, between ___________________, a _____________
corporation, as general partner, and LSB Holdings, Inc., an Oklahoma corporation, as limited partner.

     WHEREAS, the parties hereto have determined that it is in their best interests to own and operate a _____________________ program at ____________ in ________________, and

     WHEREAS, the parties have determined that it is desirable to form a limited partnership under the laws of the State of ________________ for the foregoing purposes;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1:  DEFINITIONS

     The capitalized terms used in this Agreement shall have the meanings ascribed to them in this Section 1 (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Except to the extent expressly included in this Section 1, the definitions contained in _____________ of the Act shall not apply to this Agreement.

     Act.__The _________________ Revised Limited Partnership Act,
________________, as amended from time to time. Reference to any section of the Act shall be deemed to refer to a similar provision in any amendment to the Act.

     Affiliate.__Any person (a) who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Partner (the term "control" for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity, and, without limiting the generality of the foregoing, shall conclusively be presumed in the case of ownership of fifty percent (50%) or more of the equity interests of such entity), (b) who is an executive officer, director, trustee or general partner of any Partner, or (c) who is an officer, director, trustee or general partner of any person described in clauses (a) or (b).

     Agreement. This Limited Partnership Agreement, including any amendments.

     "Army" shall mean the United States Department of the Army.

     "Army Novation" shall mean the Novation in the form of Exhibit A to the Loan Agreement.

     Assignee. A Person who has acquired from a Partner a beneficial interest in the Partnership's Profits, Losses and distributions, but who is not a substituted Partner.

     Bankruptcy.  With respect to the Partnership or a Partner therein:
(a) an adjudication that it is bankrupt or insolvent, or the entry of an order for relief under the Federal Bankruptcy Code or any other applicable bankruptcy or insolvency statute or law, (b) its inability to pay its debts generally as they mature (after giving effect to applicable grace periods),
(c) the making by it of an assignment for the benefit of creditors or the dissolution and winding up of its affairs, (d) the filing by it of a petition in bankruptcy or a petition for relief under any section of the Federal Bankruptcy Code or any other applicable bankruptcy or insolvency statute or law or any answer or other pleading admitting or failing to deny the allegations of any such petition, (e) the filing against it of any such petition (unless such petition is dismissed within 90 days from the date of filing thereof), (f) its seeking, consenting to or acquiescence in the appointment of a trustee, conservator, receiver or liquidator for it or for all or any substantial part of its assets, (g) the appointment without its consent or acquiescence of a trustee, conservator, receiver or liquidator for it or for all or any substantial part of its assets (unless such appointment is vacated or stayed within 90 days from its effective date), or (h) with respect to a Partner, the acquisition by a creditor of such Partner, or by any other Person acting on behalf of such creditor, of any rights with respect to such Partner's interest in the Partnership or to Profits (other than by the voluntary grant of such rights by the Partner), if such acquisition shall continue for a period of 90 days.

     Business Day. Any day other than a Saturday, Sunday or other day on which banks in _________________ are authorized to close.

     Capital Account. The account maintained by the Partnership for each Partner as provided in Section 4.2.

     Cash From Refinancing. The net cash the Partnership realizes from the refinancing of all or a portion of the Partnership Property after (i) retirement of debt secured by the Partnership Property or the portion thereof refinanced, (ii) payment of all Partnership Expenses related to such refinancing transaction, (iii) application of the refinancing proceeds for the uses for which they were procured, and (iv) deduction of amounts for Reserves related to such refinancing transaction.

     Cash From Sales. The net cash the Partnership realizes from the sale or other disposition of Partnership Property, or from insurance proceeds paid for damage to or destruction of Partnership Property, or due to any award paid on account of a taking of Partnership Property by eminent domain, after (i) retirement of debt secured by the Partnership Property or the portion thereof sold, damaged or taken; (ii) payment of all Partnership Expenses related to such transaction or event, including the cost of any repairs or reconstruction; and (iii) deduction of amounts for Reserves related to such transaction or event.

     Certificate and "Certificate Register. Certificate and Certificate Registered as defined in Sections 10.1.4 and 10.1.5, respectively.

     Code.  The United States Internal Revenue Code of 1986, as amended.

     Consent. The written consent of a Person. Used as a verb, "Consent" shall have a correlative meaning.

     Contribution. Money and the Net Book Value (as defined in Exhibit A) of any property contributed as capital to the Partnership by a Partner in its capacity as a Partner.

     Depositary Agreement. The Depositary Agreement as defined in the Loan Agreement.

     Distribution Period. Quarterly on the dates provided for withdrawals from the Revenues Account, as defined in the Depositary Agreement, under Subsection 4.7(c) of the Depositary Agreement.

     Delivery Date. The date on which the Facility is acquired by the Partnership.

     Excess Cash. Gross Revenues less (a) the aggregate amount of all disbursements the Partnership makes for Partnership Expenses and (b) amounts set aside for Reserves.

     Facility.
                                                                        .
     GAAP. Generally accepted accounting principles in effect from time to time in the United States, consistently applied.

     General Partner.  _______________, a ______________ corporation qualified to do business in ______________, in its capacity as General Partner of the Partnership, or its successors or permitted assigns.

     Gross Revenues. The sum of all cash receipts of the Partnership from any source other than (a) Contributions, (b) Cash From Sales, (c) Cash From Refinancing and (d) proceeds of any other loan to the Partnership.

     Indebtedness. All items that in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is to be determined, including, without limitation, (a) monetary obligations under leases, (b) indebtedness secured by any mortgage, pledge, lien or other security interest or encumbrance existing on property owned subject to such mortgage, pledge, lien or other security interest or encumbrance, even though the indebtedness secured thereby shall not have been assumed, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the obligor, even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property and (d) guarantees of obligations that themselves would constitute "Indebtedness" but for the fact that they are obligations of another Person.

     Interest. An ownership interest in the Partnership held by a Limited Partner or successor thereto including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

     Lender. The Lender as defined in the Loan Agreement and its successors and assigns.

     Limited Partner. LSB Holdings, Inc., an Oklahoma corporation, or any Person who has been admitted to the Partnership as a Substitute Limited Partner or additional Limited Partner in accordance with Section 10. Any General Partner who is separately designated as a Limited Partner shall have the rights and powers and be subject to the restrictions and liabilities of both a General Partner and a Limited Partner to the extent of its participation in the Partnership as each.

     Loan Agreement. That certain Note Purchase Agreement of even date herewith entered into by and among the General Partner, the Partnership and Prudential Insurance Company of America, a New Jersey mutual insurance company.

     Loan Note(s). The promissory note(s) executed and delivered by the Partnership pursuant to the Loan Agreement.

     Majority Vote. The affirmative vote or Consent of Partners collectively holding 75 percent or more of the Percentage Interests held by all of the Partners.

     Partner.  The General Partner or any Limited Partner.

     Partner Funded Minimum Gain. "Partner Funded Minimum Gain" means the sum of each Partner's "share of the minimum gain attributable to a partner non-recourse debt" as those quoted terms are used in Treasury Regulations
Section 1.704-IT(b)(4)(iv)(h)(5).

     Partnership.              Limited Partnership, as such partnership
may from time to time be constituted.

     Partnership Accountants.  As defined in Section 9.7.

     Partnership Expenses. All costs and expenses of every kind and character the Partnership incurs in connection with the Partnership's management, business affairs and operations, including, without limitation,
(a) capital expenditures (but only to the extent financed out of Gross Revenues), (b) debt service on Partnership Indebtedness, (c) fees of independent public accountants, attorneys and other Persons engaged by the General Partner to perform work on behalf of the Partnership pursuant to the authority granted in Section 7.1(d) (including, without limitation, fees of the _____________________________________________________ and (d)
start-up expenses (including, without limitation, fees and expenses of counsel to the Partners incurred in connection with the organization of the Partnership) but only to the extent paid out of Gross Revenues or advances made by the General Partner which have not been reimbursed. Partnership Expenses shall not include (x) any salaries, compensation and fringe benefits of directors, officers and employees of the General Partner; (y) overhead of the General Partner, including rent and general office expenses; or (z) expenses incurred by the Operator pursuant to the ______________________________________ to the extent such expenses are not expressly stated therein to be the responsibility of the Partnership.

     Partnership Minimum Gain. The amount determined, in accordance with the Treasury Regulations promulgated under Section 704 from time to time and subject to any modification or elaboration therein, by (i) computing, with respect to each nonrecourse liability of the Partnership, the amount of gain that would be realized by the Partnership if, in a taxable transaction, it disposed of Partnership Property subject to such liability in full satisfaction thereof (and for no other consideration) and (ii) then aggregating the amounts so computed.

     Partnership Property.  The Partnership's right, title and interest in
(a) the Facility and (b) any other real or personal property, whether tangible or intangible, other than cash.

     Percentage Interest. The amount (expressed as a percentage) which shall be utilized to measure certain aspects of a Partner's interest in the Partnership. The Partners' initial respective Percentage Interests are:
______________________, fifty percent (50%); and LSB Holdings, Inc., fifty percent (50%). Thereafter, the Partners' respective Percentage Interests are subject to change from time to time as a result of transfers pursuant to Section 10 hereof and as provided in Section 4.2 hereof.

     Person. Any individual, firm, partnership, trust estate, association, corporation or other entity.

     Profits and Losses. For each fiscal year or other period an amount equal to the Partnership's income or loss, or any items of income or loss, determined in accordance with the accounting method and principles used by the Partnership in maintaining its books and records, including those described in Exhibit A attached hereto, provided that the determination shall include any adjustments or other items the Tax Matters Partner in its good faith judgment considers necessary or appropriate to assure compliance with the rules set forth in Treasury Regulations Section 1.704-1(b).

     Prudent Electrical Practices. At a particular time, those practices, methods, equipment and acts then commonly used in prudent electrical engineering and operations to design, operate and maintain electric equipment of the type and nature in the Facility lawfully and with safety, dependability, efficiency and economy.

     Reserves. The amount of cash the General Partner from time to time reasonably determines in good faith to be necessary or advisable as reserves for: (a) repayment of Partnership Indebtedness authorized pursuant to this Agreement: (b) payment of taxes, insurance premiums, professional fees and fees payable under the _____________________________________________; and (c) other contingencies related to the Partnership's business; provided, however, that in no event shall the General Partner include in Reserves (i) any amount pursuant to the foregoing clause (c) in excess of $_____________; or (ii) any amount with respect to any payment that is the responsibility of any Person other than the Partnership.

     Securities Act.  The Securities Act of 1933, as amended.

     Security. A "security" within the meaning of Section 2(1) of the Securities Act.

     Substitute Limited Partner. A Person who has become a Substitute Limited Partner pursuant to Section 10.5.

     Tax Book Value. The value of an asset determined in accordance with the rules described in Exhibit A attached hereto.

     Tax Matters Partner.  As defined in Section 7.4.

     Terminating Event.

     (a) For an individual Partner: Bankruptcy; death; any disabling mental or physical condition which continues for an uninterrupted period of more than six months; entry of an order adjudicating the Partner incompetent by a court of competent jurisdiction; appointment of a conservator; or execution of a certificate diagnosing the Partner's incompetency by a physician licensed to practice medicine in the state of the Partner's residence.

     (b) For a Partner that is an entity: Bankruptcy; filing of a certificate of dissolution or its equivalent for any corporation; dissolution of a partnership; termination of a trust; distribution of an estate's entire Partnership interest; or the dissolution or termination of any other entity that is a Partner, whether voluntary or involuntary; provided, however that neither (i) the consolidation or merger of a Partner with or into any other Person nor (ii) the sale, conveyance or transfer of all or substantially all of a Partner's assets to any Person, shall be a Terminating Event if either (x) the Partner is the surviving corporation, or (y) provided the conditions set forth in Section 10 with respect to the Transfer effected thereby have otherwise been met, the corporation formed by such consolidation or into which the Partner is merged or the Person which so acquires all or substantially all of such Partner's assets is an entity organized under the laws of the United States, any state thereof or the District of Columbia, assumes in writing or by operation of law the timely performance of every covenant of this Agreement on the part of such Partner to be performed or observed.

     (c) For the General Partner, in addition to the foregoing, as applicable: withdrawal from the Partnership; removal of the General Partner from the Partnership pursuant to this Agreement.

     Transaction Documents. Transaction Documents shall have the meaning ascribed thereto in the Loan Agreement.

     Transfer. Any sale, exchange, assignment, encumbrance, hypothecation, pledge, foreclosure, conveyance in trust, gift or other transfer of any kind, whether direct or indirect, other than as a direct consequence of a Terminating Event. Used as a verb, "transfer" shall mean to effectuate a Transfer.

     Voting Stock. Securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing a similar function).

SECTION 2:  FORMATION

     2.1 Statutory Authority and Documents. The parties hereto have agreed to and by these presents and upon filing of a certificate of limited partnership do form the Partnership as a limited partnership under and pursuant to the Act.

           The General Partner hereto has executed and filed with the Secretary of State of the State of ________________ an LP-1 form and such other forms as are required to constitute the Partnership as a limited partnership under the Act. The parties hereto shall execute such other documents and shall perform such other filings and recordings and such other acts conforming hereto as shall constitute compliance with all requirements for the organization and/or continuing of a limited partnership under the laws of the State of ________________ and such other states or political subdivisions in which the Partnership elects to do business.

     2.2   Term.  The Partnership will commence on February 2, 1995.
Unless sooner dissolved in accordance with the terms of this Agreement, the Partnership shall continue in existence until February 20, 2025, upon which date it shall be dissolved.

     2.3 Name. The name of the Partnership shall be "________________ Limited Partnership."

     2.4 Purpose. The purpose of the Partnership shall be to construct, own, hold, operate, manage, lease or sell the Facility and other Partnership Property incidental thereto, to maximize revenues from the Facility to the extent consistent with Prudent Electrical Practices and to undertake any and all other acts and things reasonably necessary, proper, convenient or advisable to effectuate and carry out such purpose.

     2.5 Principal Office: Agent For Service of Process. The street address of the Partnership's principal executive office shall be ____________________________________________________, or such other address as the General Partner may designate from time to time by an appropriate certificate filed in the office of the __________________ Secretary of State.

     2.6 Fiscal Year: Accounting Method. The Partnership's fiscal year shall be January 1 through December 31. The Partnership's books and records shall be maintained on an accrual basis in accordance with (a) GAAP except as otherwise agreed by the Partners, (b) tax accounting methods, unless otherwise required by law, and (c) the Treasury Regulations under
Section 704(b) of the Code.

SECTION 3:  CERTIFICATES

     3.1 Certificate of Limited Partnership. The General Partner has caused to be executed and filed in the office of the ________________ Secretary of State an LP-1 form in accordance with the Act.

     3.2 Certificates of Amendment. The General Partner shall timely prepare, sign, acknowledge and file in the office of the _________________ Secretary of State any certificate of amendment the Act requires, and shall promptly deliver a copy of the certificate of amendment to each Limited Partner. If the General Partner fails to sign or file any certificate of amendment that the Act requires within five Business Days after a Limited Partner has requested in writing that it be filed, a Limited Partner may cause the certificate to be prepared, signed, acknowledged and filed.

     3.3 Certificates of Dissolution and Cancellation. The General Partner shall timely prepare, sign, acknowledge and file in the office of the _______________ Secretary of State any certificates of dissolution, continuation and cancellation the Act requires, unless the dissolution is caused by an event described in Section 11.l(c), in which case the Limited Partners winding up the affairs of the Partnership under the Act shall prepare, sign, acknowledge and file the required certificates.

     3.4 Other Certificates. The General Partner shall timely prepare, sign, acknowledge, verify, publish, file or record, as may be necessary or appropriate, any notices, certificates, statements or instruments required:
(a) to comply with all laws that apply to the Partnership or the conduct of its business; (b) to perfect the Partnership's formation and maintain its existence; (c) to enable the Partnership to hold Partnership Property in the Partnership's name; or (d) to create presumptions in favor of bona fide lenders or encumbrancers for value of Partnership Property.

SECTION 4:  CAPITAL

     4.1 Requisite Contributions. Subject to satisfactory completion of all required documentation, the General Partner will contribute to the Partnership one hundred percent (100%) ownership of the Facility, any contracts, goods, equipment, assets, property and rights associated with the Facility, and _______________________________ Dollars ($_____________)
and the Limited Partner will contribute to the Partnership ________________________________ Dollars ($_____________). In no event shall any Partner be obligated to make contributions to the Partnership in excess of the amounts set forth in the previous sentence. The Limited Partner shall make its Contribution by depositing the same with the Depositary (as defined in the Loan Agreement) on or before the date of satisfaction of all other conditions to the Initial Advance (as defined in the Loan Agreement) as provided in Section 4.1 of the Loan Agreement and upon the satisfaction of all other conditions to the initial draw as provided in Section 4.1 of the Loan Agreement. The General Partner shall make its monetary Contribution by depositing with the Depositary one or more installments aggregating the total amount of its Contribution on or before the earlier of the Conversion Date (as defined in the Loan Agreement) or one year from the date of funding of the Initial Advance. Said Contribution may be made from funds available in the Revenues Account (as defined in the Depositary Agreement) in accordance with and subject to the terms and conditions of the Depositary Agreement and the Loan Agreement. Those portions of the General Partner's contributions made from funds available in the Revenues Account which would otherwise be distributed to this Partnership and then to the Limited Partners shall be repaid to Limited Partner from the General Partner's first distributions under this Agreement. The General Partner's non-monetary Contribution shall be made by assignment thereof from General Partner and by General Partner causing an assignment thereof from _________________ directly to the Partnership.

     4.2 Capital Accounts. A Capital Account shall be maintained for each Partner in accordance with Treasury Regulations Section 1.704-1(b), as modified and supplemented by Treasury Regulations Section 1.704-IT(b) or any successor provision, and, to the extent consistent therewith, the rules set forth in Exhibit A.

     4.3 No Interest on Capital. The Partnership shall not pay to any Partner interest upon any Contribution or upon undistributed or reinvested Profits.

     4.4 Capital Withdrawals and Returns. Except as otherwise provided in this Agreement: (a) no Partner shall have the right to withdraw or reduce its Contributions to the capital of the Partnership; and (b) no Partner shall have the right to demand or receive property, other than cash, in return for its Contribution or have priority over another Partner, either as to the return of Contribution of capital or as to Profits, Losses or distributions.

     4.5 Waiver of Partition. The Partners hereby waive and forfeit all rights arising out of statute or by operation of law to seek, bring or maintain in any court an action for partition pertaining to any Partnership Property.

     4.6 No Third Party Rights. The obligations or rights of the Partnership or of Partners to make or require any contribution under this
Section 4 shall not grant any rights to or confer any benefits upon any Person who is not a Partner.

     4.7 Additional Capital Contributions and Loans. No Partner shall have the right to make voluntary contributions of capital or loans to the Partnership other than advances by the General Partner to meet Partnership Expenses incurred by the Partnership in the conduct of its ordinary course of business; provided, however, that nothing in this Section 4.7 shall require the General Partner to make any such advances. No Partner shall have the obligation to make mandatory contributions of capital other than the contributions required by Section 4.1 above.

SECTION 5:  PROFITS AND LOSSES

     5.1   Allocations of Profits and Losses.

           (a) The Profits and Losses shall be allocated among the Partners according to their respective Percentage Interests.

           (b) Profits and Losses shall be determined and specific items of income, gain, loss or credit shall in all events be allocated in the manner necessary to assure compliance with Treasury Regulations Section 1.704-1(b) or any successor provision and, to the extent consistent therewith, pursuant to the allocation rules described in Exhibit A and the other provisions of this Section 5.

     5.2   Special Allocations.

           (a) Notwithstanding anything to the contrary herein and except as provided in Section 5.2(b) hereof, if any Partner unexpectedly receives any adjustment, allocation or distribution described in subparagraphs (4), (5) and (6) of Treasury Regulations Section 1.704-l(b)(2)(ii)(d), items of Partnership gross income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain) shall be specially allocated to that Partner in an amount and manner sufficient to eliminate a deficit balance in that Partner's Capital Account as quickly as possible. This provision is intended to constitute a "qualified income offset" within the meaning of
Section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted as such.

           (b) If in any fiscal year of the Partnership, there is a net decrease in Partnership Minimum Gain, items of Partnership gross income and gain shall be allocated to the Partners in accordance with Section 1.704-l(b)(4)(iv)(e) of the Temporary Treasury Regulations. This provision is intended to constitute a "minimum gain chargeback" within the meaning of
Section 1.704-IT(b)(4)(iv)(e) of the Temporary Treasury Regulations and shall be interpreted as such.

           (c) Notwithstanding any provision hereof to the contrary, any item (or any portion of any such item) of Partnership loss, deduction or expenditure described in Section 705(a)(2)(B) of the Code for any fiscal year attributable to "partner nonrecourse debt" shall be allocated to the Partner or Partners that bears or bear the economic risk of loss for such debt, in accordance with Treasury Regulation Section 1.704-IT(b)(4)(iv)(h)(2). If in any fiscal year of the Partnership, there is a net decrease in Partner Funded Minimum Gain, items of Partnership gross, income and gain shall be allocated to Partners in accordance with
Section 1.704-IT(b)(4)(iv)(h)(4) of the Temporary Treasury Regulations.

           (d) The allocations set forth in this Section 5.2 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-IT(b) of the Treasury Regulations. The Partners acknowledge and agree that the Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide the Partnership distributions. Accordingly, the General Partner is hereby authorized and directed to divide other allocations of Profit and Loss among the Partners in any reasonable manner (not inconsistent with Section 704(b) of the Code or the Treasury Regulations promulgated thereunder) so as to prevent the Regulatory Allocations from distorting the manner in which the Partnership distributions would otherwise be divided among the Partners pursuant to Section 5 hereof and upon dissolution. In general, the Partners anticipate that this will be accomplished by specially allocating other items of Profit and Loss among the Partners so that, after offsetting special allocations are made, the amount of each Partner's Capital Account balance shall equal the Capital Account balance such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items had been allocated to the Partners solely pursuant to Section 5.1 hereof.

     5.3   Other Allocation Rules.

           (a) Generally, all Profits and Losses allocated to the Partners shall be allocated among them as provided in Section 5.1. If additional Limited Partners are admitted to the Partnership on different dates during any fiscal year, Partners withdraw from the Partnership during any fiscal year or the interests of any Partner in Profits or Losses changes during any fiscal year, the Profits or Losses allocated to the Limited Partners for such fiscal year shall be allocated among them in proportion to the Percentage interests each holds from time to time in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Tax Matters Partner.

           (b) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be allocated among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the subject period.

     5.4 Tax Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deductions with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of the property to the Partnership for federal income tax purposes and its Tax Book Value at the time it is contributed. If the Tax Book Value of any Partnership Property is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to that property shall take into account any variation between its adjusted basis for federal income tax purposes and its Tax Book Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to these allocations shall be made by the Tax Matters Partner in a manner that reflects the purpose and intention of this Agreement. These allocations are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement. Nothing herein shall be construed to permit any Partner to make any contribution to the capital of the Partnership of property other than money or to make any voluntary contribution inconsistent with Section 4.7.

SECTION 6: DISTRIBUTIONS

     6.1 Distribution of Excess Cash. The General Partner shall cause the Partnership to make distributions of Excess Cash (and any reserves that may have been set aside and are subsequently deemed available for distribution by the General Partner) to the Partners in accordance with the allocation of profits and losses pursuant to Section 5.1(a).

     6.2 Cash From Sales; Cash From Refinancing. Subject to any obligations of the Partnership to third parties, the Partnership shall distribute Cash From Sales and Cash From Refinancing to the Partners within 60 days of receipt in the same manner and order as specified in Section 6.1.

     6.3 Effect of Distribution. Notwithstanding anything to the contrary contained in this Section 6, the Partnership shall not make any distribution if any Partner at the time of such distribution would be required to return the distribution to the Partnership pursuant to the Act. Any Partner who receives a distribution in violation of this Section 6.3 shall promptly return the distribution to the Partnership.

     6.4 Form of Distribution. No Partner shall have any right to receive any Partnership Property other than cash upon a distribution, except as specifically provided in this Agreement. A Partner shall not be compelled to accept a distribution of Partnership Property other than cash in lieu of a proportionate distribution of cash being made to other Partners.

SECTION 7:  MANAGEMENT

     7.1 Control in General Partner. The General Partner shall have exclusive management and control of the Partnership's business and, subject to Sections 7.2 and 8.1, shall have all of the rights, powers and authority generally conferred by law or necessary, advisable or consistent with accomplishing the Partnership's purpose as set forth in Section 2.4. Without limiting the generality of the foregoing, the General Partner shall have the right, to the extent in furtherance of the purposes of the Partnership as set forth in Section 2.4 and subject to Sections 7.2 and 8.1 and the applicable voting rights of Limited Partners specified elsewhere in this Agreement:

           (a) to acquire, hold, sell, lease, exchange or convey real and personal property or any interest therein on the Partnership's behalf, upon such terms as it deems advisable;

           (b) to borrow money on the Partnership's behalf, to mortgage or otherwise encumber Partnership Property, upon such terms as it may deem necessary or advisable; provided, however, that a creditor must not have or acquire, at any time as a result of making a loan, any direct or indirect interest in the profit, capital or property of the Partnership other than a security interest in Partnership Property, except to the extent required or permitted by the Loan Agreement and the Transaction Documents (as defined in the Loan Agreement);

           (c) to prepay in whole or in part, refinance, increase, modify or extend any agreement, the Loan Agreements, Loan Note(s), Transaction Documents, lease, mortgage, deed of trust or other obligation affecting Partnership Property;

           (d) subject to Sections 8.1(b) (vii) and (viii), to delegate duties to and employ from time to time, any Persons (including the General Partner and Subsidiaries or Affiliates of the General Partner and shareholders, directors, officers, employees or agents of any thereof) necessary or advisable for the management and operation of the Partnership's business, including the Operator under the ______________________________________________ and also including property managers, on-site personnel, insurance brokers, leasing agents, real estate brokers and loan brokers, appraisers, consultants, accountants, attorneys, architects and engineers, on terms and for compensation as are reasonable and customary for similar services;

           (e)   to pay all Partnership Expenses; and

           (f)   to negotiate, enter into and execute the Loan
Agreement, the Transaction Documents, Loan Note(s), deeds, deeds of trust, contracts, leases, joint venture or partnership agreements, assignments and other instruments and to take any other actions necessary or desirable on the Partnership's behalf in connection with any of the rights of the General Partner set forth in this Section 7.1.

     7.2 Limitations on General Partner's Authority. Without the Consent of all Partners, the General Partner shall not have authority to:

           (a)   do any act in contravention of this Agreement
(including, without limitation, do any act referred to in Section 8.1 without the Consent of the Limited Partners specified in Section 8.1);

           (b) possess Partnership Property or assign rights in Partnership Property other than for the Partnership's purposes;

           (c)   borrow from the Partnership;

           (d)   confess a judgment against the Partnership;

           (e) affirmatively represent to any Person that any Limited Partner is a general partner of the Partnership; fail to qualify or maintain the qualification of the Partnership to do business in any jurisdiction in which the failure to do so would subject any Limited Partner to liability as a general partner therein; or perform any act, not requested by a Limited Partner or required or expressly permitted by this Agreement, that would subject any Limited Partner to liability as a general partner in any jurisdiction;

           (f) except in accordance with section 10.2.1, admit a Person as an additional or substitute General Partner; or

           (g) except in accordance with the terms of this Agreement, admit a Person as an additional Limited Partner or Substitute Limited Partner.

     7.3   Devotion of Skill and Time; Specific Duties.

           (a) The General Partner shall cause its officers and employees diligently to pursue and to apply their general skills, time and effort to the Partnership's business to the extent reasonably necessary to manage and operate the Partnership and its business in the best interests of all of the Partners and in the exercise of sound business judgment. Nevertheless, the officers and employees of the General Partner shall not be required to devote their full time to Partnership affairs, except to the extent necessary from time to time for the proper performance of its duties hereunder, and may engage in other businesses, including businesses identical or similar to the Partnership's business.

           (b) The General Partner shall take all actions that the General Partner reasonably and in good faith deems to be necessary or appropriate for carrying out the purpose of the Partnership in accordance with applicable laws and regulations and for continuing the Partnership's valid existence as a limited partnership under the laws of the State of ____________, qualified to do business in ______________.

           (c) The General Partner shall not commit waste, and shall use diligent efforts to prevent others from committing waste, against Partnership Property, whether or not in the immediate possession or control of the General Partner, and shall not employ, and shall use diligent efforts to prevent others from employing, Partnership Property for purposes other than Partnership purposes.

           (d) The General Partner shall in good faith administer and enforce the rights of the Partnership against its Affiliates, including, without limitation, those set forth in the
___________________________________.

           (e) The General Partner shall give the Limited Partners written notice of the occurrence of a default by any party under any contract pertaining to the Facility if such default continues for a period of 30 days.

     7.4   General Partner as Tax Matters Partner.

           (a) The General Partner is designated the tax matters partner ("Tax Matters Partner") as provided in Section 6231(a)(7)(A) of the Code and any comparable provision of state or local law. This designation is subject to the following terms and conditions:

                 (i) The Tax Matters Partner shall timely file all necessary federal, state and local partnership returns for the Partnership and shall furnish the Limited Partners on a timely basis with schedules consistent with the treatment of all items on those returns (including K-1's and their state and local counterparts).

                 (ii) The Tax Matters Partner shall furnish to the Secretary of the Treasury the name and address of each of the Limited Partners and shall provide timely updates to reflect the admission of additional Limited Partners to the Partnership (and to reflect the withdrawal of Limited Partners from the Partnership) from time to time in accordance with the provisions of this Agreement.

                 (iii) The Tax Matters Partner shall keep the Limited Partners fully and timely informed of all administrative and judicial proceedings for the adjustment of "partnership items" (as defined in Section 6231(a)(3) of the Code and any comparable provision of state or local law) ("Partnership Item") at the Partnership level and shall, without limitation forward to each Limited Partner any agent's reports and notices of conferences and all other correspondence pertaining to the progress of any audit being conducted by any federal, state or local taxing authority.

                 (iv) Each of the Partners (including the Tax Matters Partner) agrees that it will not enter into a settlement agreement with the Internal Revenue Service (or any state or local taxing authority) with respect to the determination of any Partnership Item that has the effect of binding another Partner without first obtaining the written consent of such other Partner.

                 (v) Any Partner who enters into a settlement agreement with any taxing authority with respect to any Partnership item shall notify the Tax Matters Partner of the agreement and its terms within 30 days from the date of such agreement, and the Tax Matters Partner shall notify the other Partners promptly and in any event of the settlement within 30 days of receipt of notification by the Partner entering into the settlement.

                 (vi)  If notice of an administrative proceeding under
Section 6223 of the Code (or any comparable provision of state or local law) is received by a Limited Partner, the Limited Partner shall notify the Tax Matters Partner of the treatment of any Partnership item on the Limited Partner's income tax return which is or may be inconsistent with the treatment of that item on the Partnership return.

                 (vii) If a notice of a final partnership administrative determination is mailed to the Tax Matters Partner, the Tax Matters Partner shall promptly notify each of the other Partners of said event and provide them with a copy of said notice. The Tax Matters Partner shall not, in its capacity as such, file a petition for a readjustment of any Partnership Item set forth in said notice in any of the courts described in Section 6226 of the Code unless requested to do so by (1) a majority of the Percentage Interests of the Limited Partners having an interest in the outcome (as defined in Section 6226(d) of the Code) or (2) in the event such majority is not obtainable, three quarters of the Limited Partners having an interest in the outcome or (3) in the event three-quarters of the Limited Partners having an interest in the outcome do not agree, the Limited Partner with an interest in the outcome that has the largest Percentage interest of such Partners.

                 (viii) The Tax Matters Partner shall not extend the statute of limitations for assessment of tax deficiencies against any Partner with respect to adjustments to the Partnership's federal, state or local tax returns without the consent of all Partners.

           (b) Upon the admission to the Partnership of a substitute General Partner under the terms of Section 10.2 of this Agreement, such substitute General Partner shall be substituted as the Tax Matters Partner of the Partnership.

     7.5   Compensation; Reimbursement; Indemnification.

           (a) The General Partner shall not receive any salary or other compensation for services rendered to the Partnership under this Agreement, except as set forth in this Section 7.5(a). If a Terminating Event occurs with respect to the General Partner and all of the Limited Partners elect to continue the Partnership notwithstanding the Terminating Event as provided in Section 11.2, then the Partnership shall pay any successor General Partner such salary and other compensation as may be approved by Majority Vote.

           (b) If the Partnership ever pays a salary or other compensation to the General Partner, the amount thereof shall be a Partnership Expense and deducted in computing Profits and Losses under
Section 5.

           (c) No salary or other compensation shall be paid to any Limited Partner in its role as Limited Partner.

           (d) The Partnership shall reimburse the General Partner for Partnership Expenses it pays on the Partnership's behalf not attributable to the willful misconduct, bad faith or negligence of the General Partner or any Affiliate or any of their respective directors, officers, employees or agents.

           (e) The Partnership shall indemnify the General Partner against any liability, loss or expense, including, without limitation, reasonable attorneys' fees, litigation costs, settlement amounts and judgments, it may incur by reason of any act by or omission of the General Partner in connection with the management and operation of the Partnership and its business, unless the liability, loss or expense is caused by (i) the willful misconduct, bad faith or negligence of the General Partner or any Affiliate or any of their respective directors, officers, employees or agents, (ii) any other failure of any of the foregoing to act in good faith and in a manner that such Person reasonably believed, under the circumstances then existing, to be in the best interests of the Partnership, or (iii) any failure of the General Partner or any Affiliate to perform or observe any material term, covenant, agreement, condition or provision of this Agreement or any other agreement concerning the Facility to be performed or observed by it. The indemnity contained in this Section 7.5(e) shall be recoverable solely from the assets of the Partnership and shall not be recoverable from the Limited Partners.

     7.6 Execution of Partnership Instruments. The General Partner shall execute all deeds, leases, the Loan Agreement, Loan Note(s), the Transaction Documents, mortgages, joint venture or partnership agreements, contracts, certificates, correspondence and any and all other instruments executed on the Partnership's behalf in substantially the following form:

           _____________ Limited Partnership

           By:  _____________________, General Partner


           By: ___________________________________
               (Name of authorized representative)
               Its:  Title

     7.7 Inconsistent Positions. No Partner shall report on its federal income tax return its distributive share of Partnership Profits or Losses or any Partnership Item in an amount or manner that is inconsistent with the Partnership's federal income tax return unless (a) the Partner proposing to take such position notifies the Tax Matters Partner in writing that it plans to do so at least 30 days in advance of filing its return (or such lesser period as may be practical under the circumstances) and (b) such Partner accompanies such notice with an opinion of independent tax counsel to the effect that the position which such Partner proposes to take is more likely to be sustained if challenged in a court of law than the position taken by the Partnership. The Tax Matters Partner shall promptly send a copy of such opinion to each of the other Partners, and such other Partners shall then have the right to take such position without producing such an opinion.

SECTION 8: APPROVAL RIGHTS OF THE LIMITED PARTNERS; MEETINGS

     8.1   Approval.

           (a) The Limited Partners shall not, and shall have no right to, participate in the control of the Partnership's business. The Limited Partners shall not have the right to vote on any matters except as specifically provided in this Section 8.1 or elsewhere in this Agreement.

           (b) Without the prior Consent to the specific act by Majority Vote of the Limited Partners (or the prior Consent to the specific act by all the Partners or the affected Partners, as required by clause
(iii) of this Section 8.1(b)), the General Partner shall not have the authority to, nor shall it:

                 (i)   dissolve the Partnership (other than in
accordance with this Agreement);

                 (ii) sell, exchange, lease, mortgage, pledge or otherwise transfer all or any substantial part of the Partnership Property (other than to create a security interest therein as contemplated in connection with the Loan Agreement and the Transaction Documents);

                 (iii) amend this Agreement (except that (A) an amendment of this clause (iii) or of Section 7.2 shall require the Consent of all the Partners, (B) any amendment that would change any Partner's share of Profits, Losses, tax benefits or distributions shall require the Consent of the affected Partner, and (C) any amendment that would require any Partner to make any additional Contribution to the Partnership shall require the Consent of all the Partners);

                 (iv) change the nature of the Partnership's business from that described in Section 2.4 or do any act that would make it impossible to carry on the ordinary business of the Partnership including, without limitation, make a determination permanently to cease operation of the Facility;

                 (v) file any petition for the Partnership under the federal Bankruptcy Act, or seek the protection of any other federal or state bankruptcy or insolvency law or debtor relief statute or consent to or acquiesce in the filing of any such petition or the seeking of any such protection;

                 (vi) cause or permit the Partnership to incur Indebtedness other than in the ordinary course of its business (except for Obligations incurred pursuant to and as defined in the Loan Agreement and the Transaction Documents) or act as guarantor or surety for the debts of another Person, or mortgage or otherwise encumber Partnership Property;

                 (vii) cause the Partnership to modify, amend or waive any provision of the ________________________________ (including failure to exercise the option to terminate the Operator for failure to maintain revenues) or the _______________________________.

                 (viii) cause or permit the Partnership to enter into any contract or other agreement with, or employ or delegate duties to the General Partner or any Affiliate of the General Partner, or any shareholder, director, officer, employee or agent of any thereof; or

                 (ix) cause the Partnership to prepay in whole or in part, refinance, increase, or otherwise modify, amend or waive any material provision of, or extend, any agreement, note, lease, mortgage, deed of trust or other obligation affecting Partnership Property.

     8.2 Consent of General Partner; Effect of Approval. Any matter specified in Section 8.1 that the Limited Partners have Consented to shall be taken only if the General Partner also Consents thereto, except that the General Partner shall exercise the option to terminate the Operator for failure to maintain revenues under the _________________________________ if such failure occurs and the Limited Partners direct a termination. Upon the approval of any Partnership matter as provided in this Section 8.2, the General Partner shall be authorized and directed to conclude the matter so approved, and all Partners, including Partners who may have been opposed to the matter, shall be bound to conclude that matter and to execute any documents and take any other actions in furtherance thereof as the General Partner may deem necessary or desirable.

     8.3 Meetings of Partners. Partnership meetings shall be held at the Partnership's principal executive office and shall be held only when called by the General Partner or, for any matter on which the Limited Partners may vote, by Limited Partners representing not more than ten percent of the aggregate Percentage Interests held by Limited Partners.
Not less than ten nor more than sixty days' notice of a meeting shall be given in accordance with the provisions of Section 12.9. Any action that may be taken at a Partnership meeting may be taken without a meeting by written consent. The record date for determining Partners entitled to give written consent to Partnership action without a meeting shall be the day on which the first written consent is given.

     8.4   Limitation on Liability.  The liability of each Limited
Partner shall be limited to the amount of its total Contribution as and when payable under the provisions of this Agreement. Except as required by law or pursuant to Section 4, a Limited Partner shall not have any liability to contribute money to the Partnership, shall not be personally liable for any obligations of the Partnership, and shall not be obligated to make loans to the Partnership.

     8.5 Indemnification of Limited Partners. The Partnership shall indemnify each Limited Partner against any liability, loss or expense, including, without limitation, reasonable attorneys' fees, litigation costs, settlement amounts and judgments, it may incur related to the ownership of Partnership Property or the conduct of the Partnership's business other than (a) taxes imposed on or measured by the net income of such Limited Partner and (b) liabilities, losses or expenses (i) caused by
(A) the willful misconduct, bad faith or gross negligence of such Limited Partner or its officers, directors, employees or agents, or (B) the failure of such Limited Partner to make a contribution required to be made by it pursuant to Section 4.1 or to comply with Section 8.2, or (ii) arising out of conduct by such Limited Partner (or any officer, director, employee or agent thereof) in contravention of this Agreement that renders such Limited Partner liable as a general partner. The indemnity contained in this
Section 8.5 shall be recoverable solely from the assets of the Partnership and shall not be recoverable from any Partner) (including the General Partner).

     8.6 No Liability of Officers, etc. Under no circumstances shall any officer, director or employee of any Limited Partner be liable to any other Partner other than for conduct constituting willful misconduct or gross negligence.

SECTION 9: RECORDS, REPORTS AND ACCOUNTS

     9.1 Books and Records. The General Partner shall keep adequate books and records, setting forth a true and accurate account of all business transactions arising out of or in connection with the conduct of the Partnership's business, at the Partnership's principal executive office, including each of the following Partnership documents:

           (a) A current list of the full name and last known business or residence address of each Partner separately identifying the status of the Partner as a General Partner or a Limited Partner, together with the Contributions and Percentage Interest of each Partner and any amounts each Partner has agreed to contribute in the future.

           (b) A filed copy of the Partnership's certificate of limited partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed.

           (c) Copies of the Partnership's federal, state and local income tax or information returns and reports, if any, for the six most recent fiscal years.

           (d) An original copy of this Agreement and all amendments hereto.

           (e) Financial statements of the Partnership for the six most recent fiscal years.

           (f) The Partnership's books and records for at least the current and past three fiscal years.

     9.2 Delivery to Limited Partner. Upon the request of a Limited Partner, the General Partner shall promptly deliver to the requesting Limited Partner, at the Partnership's expense, a copy of the information required to be maintained by paragraphs (a), (b) or (d) of Section 9.1.

     9.3 Inspection by Limited Partner. Each Limited Partner has the right, upon reasonable request, (a) to inspect and copy during normal business hours any of the Partnership records required to be maintained pursuant to Section 9.1, and (b) to obtain from the General Partner, promptly after becoming available, a copy of the Partnership's federal, state and local income tax or information returns for each year.

     9.4   Reports.  The General Partner shall cause to be sent each
Partner:

           (a) Monthly Statements: within 25 days after the end of each fiscal month of the Partnership, a statement of income and expense for such month and for the fiscal year to date, and a balance sheet substantially in the form of Exhibit B attached hereto; and

           (b) Annual Statements: within 45 days after the end of each fiscal year of the Partnership, a copy of: (i) a balance sheet of the Partnership as of the end of that year, and (ii) statements of income and cash flow of the Partnership for that year, setting forth in each case in comparative form the figures for the previous fiscal year (if any) and accompanied by an opinion of the Partnership Accountants stating that such financial statements of the Partnership present fairly the financial condition of the Partnership and have been prepared in accordance with GAAP (except for changes in application in which such accountants concur); and

     9.5 Tax Returns and Elections. The General Partner shall send to each Partner, within 60 days after the end of each taxable year, the information necessary for the Partner to complete its federal, state and local income tax returns. The information shall include a copy of the Partnership's federal, state and local income tax or information returns for the taxable year. Unless all of the Limited Partners shall otherwise agree, the General Partner shall make all income tax elections in the manner that has the effect of maximizing the after-tax return to the Limited Partners (assuming for this purpose that the Limited Partners are fully taxable on a current basis and can utilize all income tax benefits on a current basis).

     9.6 Bank and Money Market Accounts. The Partnership shall keep its cash funds in bank or money market accounts in its name at one or more banks or other financial institutions that the General Partner may select: provided, however, that such institution (a) shall be organized under the laws of the United States or any state thereof, and (b) shall have a combined capital, surplus and undivided profits of at least $________________. The funds in any account may be withdrawn on the sole signature of the General Partner. Partnership funds shall not be commingled with funds of any other Person and shall be used only for Partnership purposes.

     9.7 Annual Audit. The Partnership Accountants shall be a firm of independent certified public accountants selected by the General Partner and acceptable to the Limited Partner. The Partnership Accountants shall audit each year the Partnership's books and records.

     9.8 Notification. The General Partner shall send each Limited Partner a notice of any litigation to which the Partnership is a party.

SECTION 10: DISPOSITION OF PARTNERSHIP INTERESTS

     10.1  Generally.

           10.1.1 No Changes Except Pursuant to this Section. No Partner shall withdraw from or transfer any interest in the Partnership, and no Person shall become an Assignee or be admitted to the Partnership as a substituted or additional General Partner or as a substituted or additional Limited Partner, except as provided in this Section 10. Any Transfer made in violation of this Section 10 shall be void.

           10.1.2 Notice of Terminating Event. Each Partner or its legal representative or successor shall notify the Partnership promptly, but in no event later than 30 days, after the occurrence of a Terminating Event with respect to the Partner.

           10.1.3 Confirmation of Transfer of Interest. Each Partner who transfers an interest in the Partnership as permitted by this Section 10 shall provide written confirmation of such Transfer to the General Partner within 30 days after the Transfer or, if earlier, by January 15 of the calendar year following the calendar year in which the Transfer occurred.
This written confirmation shall include (a) the names and addresses of the transferor and the transferee, (b) the taxpayer identification number of the transferor and, if known, of the transferee, (c) the date of the Transfer, and (d) the terms and conditions of the Transfer.

           10.1.4 Interest Certificates. The Interests shall be evidenced by registered Certificates in the form of Exhibit C hereto (the "Certificates"), numbered from 1 upwards. Each Certificate shall be executed by an authorized officer of the General Partner. No Certificate shall be valid or obligatory for any purpose or entitled to any benefit hereunder unless and until executed in the manner prescribed by this
Section 10.1.4.

           10.1.5      Certificate Register.  Books for the
registration and for the transfer of Certificates (the "Certificate Register") shall be kept by the General Partner which is hereby appointed the registrar. On the request of any pledgee or holder of a security interest in any Interest, the General Partner will conspicuously note on the Certificate Register that the Certificate evidencing such Interest is subject to a security interest in favor of such pledgee or secured party; provided, however, such conspicuous note shall be eliminated from the Certificate Register upon the holder of the related Certificate providing the General Partner with a release or termination of the security interest signed by the holder of the security interest reflected in such Certificate Register. Upon surrender for transfer of a Certificate at the principal office of the Partnership, duly endorsed for transfer or accompanied by an assignment duly executed by the registered owner or the attorney of such registered owner duly authorized in writing, the General Partner shall execute and deliver in the name of the transferee or transferees a new fully registered Certificate or Certificates for like aggregate Interests; provided, however, if the Certificate Register concerning any Certificate which is surrendered for transfer is conspicuously noted as being subject to a security interest, the Certificate Register concerning the new fully registered Certificate or Certificates in the name of the transferee or transferees shall be similarly noted, unless a release or termination of the security interest with respect to the Interest transferred shall have been delivered to the General Partner signed by the holder of the security interest reflected in the Certificate Register. Certificates may be exchanged at the principal office of the Partnership for Certificates of like aggregate Interests bearing numbers not then outstanding. The General Partner shall require the payment, by any Limited Partner or its successor requesting transfer or exchange of Certificates, of any tax, trustee's fee, legal fees, fee or other governmental charge required to be paid with respect to such transfer.

           10.1.6 Lost Certificates. In the event that any Certificate is mutilated, lost, stolen or destroyed, a new Certificate may be executed on behalf of the General Partner; provided that the General Partner shall have received indemnity from the registered owner or pledgee of the registered owner of the Certificate satisfactory to it and provided further, in case of any mutilated Certificate, that such mutilated Certificate shall first be surrendered to the General Partner, and in the case of any lost, stolen or destroyed Certificate, that there shall be first furnished to the General Partner evidence of such loss, theft or destruction satisfactory to the General Partner.

           10.1.7      Covenants; Legend.

                       (a) Each Limited Partner hereby represents, covenants and agrees with the Partnership for the benefit of the Partnership and all Partners that (i) he is not currently making a market in Interests and will not in the future make a market in Interests, (ii) he will not transfer, assign or otherwise convey his Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any regulations, proposed regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of partnership interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, he will not transfer any Interest through a matching service that is not approved in advance by the Partnership. Each Limited Partner further agrees that he will not transfer any Interest to any Person unless such Person agrees to be bound by this
Section 10 and to transfer such Interests only to Persons who agree to be similarly bound. The Partnership shall, from time to time and at the request of a Limited Partner, consider whether to approve a matching service and shall notify all Partners of any matching service that is so approved.

                       (b)   Each Limited Partner hereby agrees that
the following legend may be placed upon any counterpart of this Agreement, the Certificates or any other document or instrument evidencing ownership of Interests:

                       The Partnership Interests represented by this document have not been registered under any securities laws and the transferability of such Interests is restricted. Such Interests may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Interests by the issuer for any purposes, unless (1) a registration statement under the Securities Act of 1933, as amended, with respect to such Interests shall then be in effect and such transfer has been qualified under all applicable state securities laws, (2) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership or (3) such sale, assignment or transfer is made pursuant to the foreclosure of a security interest or pledge granted in connection with the Loan Agreement as defined in the Limited Partnership Agreement of __________ Limited Partnership ("Partnership Agreement").

                       The Interests represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Partnership Agreement. Said restriction provides, among other things, no vendee, transferee, assignee, or endorsee of a Limited Partner shall have the right to become a substituted Limited Partner except by compliance with Section 10 thereof.

     10.2  General Partner.

           10.2.1 Transfers. The General Partner shall not transfer its Partnership interest as General Partner to any Person without the consent of the Limited Partner in its sole discretion.

           10.2.2 Terminating Events. Upon the occurrence of a Terminating Event with respect to the General Partner, if the Partners elect to continue the Partnership pursuant to Section 11.2, the terminated General Partner's interest shall be converted to a Limited Partner's interest with the same Percentage Interest and Capital Account; provided, however, that the terminated General Partner shall not be entitled to vote on the admission, compensation or extent of Partnership interest of its successor General Partner and the Partnership interest of the terminated General Partner shall be diluted, on a pro rata basis with all of the other Limited Partners' Partnership interests, to provide compensation or a Partnership interest, or both, to its successor; and provided, further, that if such Terminating Event is the removal of the General Partner for cause pursuant to Section 10.2.5, the Partnership shall be entitled to set off against distributions to which such terminated General Partner might otherwise be entitled under this Agreement all damages suffered by the Partnership (including, without limitation, the reasonable costs and expenses of removal and substitution of the General Partner) arising out of the act or omission of the terminated General Partner (acting in any capacity) or any Subsidiary or Affiliate thereof, with respect to this Agreement or any other agreement relating to the Facility, giving rise to such removal.

           10.2.3 Additional General Partner. Except as provided in this Agreement or as the Act may require, no additional General Partner shall be admitted to the Partnership.

           10.2.4 Withdrawal. The General Partner shall not resign or withdraw capital from the Partnership.

           10.2.5 Removal. The Limited Partners may not remove the General Partner except for cause. For purposes of this Section 10.2.5, "cause" shall mean (a) the commission of any act by the General Partner (or any of its directors, officers, employees or agents purporting to act on the General Partner's behalf in his or her capacity as such) that constitutes willful misconduct, bad faith or gross negligence; or (b) the breach by the General Partner of any material provision of this Agreement and the General Partner's failure to cure such breach within 30 days after notice thereof by a Limited Partner, or, with respect to any breach that is not reasonably capable of cure within 30 days, the General Partner's failure to take steps to cure such breach within such 30-day period and thereafter to prosecute such cure to completion with reasonable diligence.

     10.3  Limited Partners.

           10.3.1 Transfers. A Limited Partner may transfer its Partnership Interest at any time: (a) subject to the limitations set forth in Section 10.3.3, to any Partner, or (b) subject to the right of first refusal set forth in Section 10.7 and to the limitations set forth in
Section 10.3.3, to any Person of its choice, in whole or in part and only in accordance with this Section 10.3.1. If the General Partner receives a notice of assignment effected in compliance with the preceding sentence signed by both the transferring Limited Partner and its Assignee, the Assignee shall become entitled to receive the transferring Limited Partner's share of Profits, Losses and distributions and shall succeed to the transferring Limited Partner's Capital Account as of the end of the day on which the General Partner receives the notice; provided, however, that an Assignee shall become a Substitute Limited Partner only with the General Partner's approval and upon satisfaction of the conditions for substitutions set forth in Section 10.5.

           10.3.2      Terminating Events.

           (a) Election. Upon the occurrence of a Terminating Event with respect to a Partner (other than the removal of the General Partner for cause pursuant to Section 10.2.5), the Partnership may elect to purchase its Partnership interest by written notice to the terminated Partner's successor or legal representative within 15 days of the Terminating Event, in accordance with the procedures and principles set forth in Section 10.3.2(b).

           (b) Purchase of Partnership Interest. If the Partnership elects to purchase the terminated Partner's Partnership interest, the Partnership shall pay the terminated Partner or its successor or legal representative the fair market value of its Partnership interest, determined by agreement between the terminated Partner's successor or legal representative and the Partnership or, if they cannot agree, by an appraisal. In such event, (i) the first two appraisers shall be chosen, respectively, by the terminated Partner's successor or legal representative and the General Partner (or the successor general partner in the event the terminated partner is the General Partner), and (ii) the terminated Partner or its successor (or estate, as the case may be) shall pay one-half of the fees and expenses of the appraisers, and the Partnership shall pay the other half. Payment of the purchase price may, at the Partnership's option, be made by the Partnership's unsecured promissory note, which shall bear interest at the minimum rate required under the federal income tax laws to avoid imputed interest or original issue discount. Principal and interest shall be payable in three equal annual installments commencing on the first anniversary date of the Term Loan Note. Such note shall provide for attorneys' fees in the event of suit, prepayment without penalty and acceleration upon default or dissolution of the Partnership, and the Indebtedness evidenced thereby shall be subordinated.

           (c) No Purchase. If the Partnership elects not to purchase the Partnership interest of a terminated Partner, the legal representative or successor of the terminated Partner (other than a trustee in bankruptcy) shall, upon submission to the General Partner of (i) certified evidence of the Terminating Event and the successor's authority and (ii) a copy of this Agreement executed by the successor, become a Substitute Limited Partner in the place of the terminated Partner as of the end of the day on which the General Partner receives the documents required by this Section 10.3.2(c), unless pursuant to Section 10.5 the General Partner shall in its sole discretion withhold its Consent to admission of such Person as a Substitute Limited Partner.

           10.3.3 Prohibited Transfers. Notwithstanding anything else contained in this Agreement, no Transfer shall be permitted that (a) is not supported by an opinion of counsel, or other acceptable evidence reasonably satisfactory in form and substance to the Tax Matters Partner, that such transfer will not (i) have adverse federal income tax consequences to the Partnership or any Partner (other than the Terminated Partner) or
(ii) result in a violation of the securities laws of the United States of America, including without limitation the Securities Act of 1933, or of the securities laws of any state which may be applicable thereto; (b) would result in any one Person (whether a Partner, including the transferor Partner, or an Assignee) having a Percentage Interest of less than five but more than zero percent; or (3) would result in the violation of any pledge or security interest which has been registered or noted in the Certificate Register.

           10.3.4 Withdrawal by Limited Partner. A Limited Partner may not withdraw capital from the Partnership.

     10.4  Binding on Successors.  Subject to the provisions of this
Section 10, the rights and obligations of the Partners under this Agreement shall inure to the benefit of and bind their respective heirs, successors and assigns.

     10.5 Conditions to Substitutions. An Assignee shall not be entitled to vote on Partnership matters and shall not have any other rights of a Partner other than the right to Profits, Losses and distributions, unless and until the General Partner Consents to the admission of the Assignee as a Substitute Limited Partner pursuant to this Section 10.5. An Assignee shall become a Substitute Limited Partner and the General Partner hereby consents to such substitution at the time the Assignee (a) pays all Partnership Expenses in connection with its substitution; (b) submits a duly executed instrument of assignment, in a form satisfactory to the General Partner, (i) specifying the Partnership interest assigned to it and
(ii) setting forth the assigning Partner's intention that the Assignee succeed to the assigning Partner's Partnership interest; and (c) executes a copy of this Agreement. The General Partner also may require, as a condition to the admission of a Substitute Limited Partner, that the Assignee submit an opinion of counsel, reasonably satisfactory in form and substance to the General Partner, stating that the Assignee's admission as a Substitute Limited Partner will not (x) violate any state or federal securities laws or (y) adversely affect the Partnership's tax status or have any adverse tax consequences as to any Partner. The General Partner, the admission of a Substitute Limited Partner shall be effective as of the close of the day on which all of the conditions specified in this Section
10.5 have been satisfied.

     10.6 No Release or Waiver. Neither the provisions of, nor consummation of the transactions contemplated by, this Section 10 shall constitute a release or waiver of any claims or rights which the Partnership or any Partner may have against the Partnership or any of the Partners as a consequence of a breach of this Agreement.

     10.7  Right of First Refusal.

           (a) Offer. Before any Limited Partner transfers its Partnership interest pursuant to Section 10.3.1(a), that Partner (the "Selling Partner") shall notify the General Partner in writing that the Selling Partner wants to transfer its Partnership interest. The notice shall contain a full and complete designation of the price at and terms on which the Selling Partner is proposing for Transfer of its Partnership interest.

           (b) Acceptance. The partnership, within 60 days of receipt of the notice described in Section 10.7(a) (the "Initial Offer Period"), shall have the right to purchase the Selling Partner's partnership interest at the price and on the terms stated in the notice. If the partnership elects not to exercise its right to purchase, the General Partner shall promptly notify the other Partners in writing of the Selling Partner's intent to transfer its Partnership interest and the price and terms of the Transfer. The Partners other than the Selling Partner, subject to Section 10.3.3, shall have the right, exercisable by written notice to the General Partner during an additional period of 30 days (the "Additional Offer Period"), to purchase the Selling Partner's Partnership interest at the price and on the terms stated in the Selling Partner's notice to the General Partner. If the other Partners elect not to exercise their right to purchase, the Selling Partner may transfer its partnership interest for a price and on terms no less favorable to the Selling Partner than those described in the notice for a period of 180 days following the end of the Additional Offer Period. If the Selling Partner does not complete the Transfer of its partnership interest during this period, the provisions of this Section 10.7(b) shall again apply to any later Transfer. If more than one Partner decides to purchase the Selling Partner's Partnership interest, the accepting Partners, subject to Section 10.3.3, shall each purchase shares of the Selling Partner's Partnership interest in proportion to their respective Percentage Interests.

           (c) Rights of Buyer. A purchaser of all or any portion of the Selling Partner's partnership interest, other than the Partnership or an existing Partner, shall be an Assignee and shall become a Substitute Limited Partner only with the General Partner's approval and upon satisfaction of the requirements of Section 10.5. If the purchaser is the General Partner, it shall become a Limited Partner to the extent of the Partnership interest it acquires.

SECTION 11: DISSOLUTION AND WINDING UP

     11.1 Dissolution. The Partnership shall dissolve upon the first to occur of the following dates and events:

           (a)   February 2, 2025.

           (b) A Majority Vote of all Partners and the Consent of the General Partner to dissolve.

           (c) Subject to the provisions of Section 11.2, the occurrence of a Terminating Event with respect to the General Partner or the General Partner ceasing to be the General Partner.

           (d) The entry of a decree of judicial dissolution under the Act by a court of competent jurisdiction.

           (e)   The sale of all or substantially all of the Partnership
Property.

     11.2 Continuation. Upon the occurrence of a Dissolution pursuant to clause (c) of Section 11.1, the Limited Partners may elect to continue the Partnership's business and to admit a new General Partner by the unanimous written Consent of the Limited Partners. Expenses relating to the Partnership's continuation shall constitute Partnership Expenses.

     11.3 Distributions on Dissolution. Upon the Partnership's dissolution, if the Partnership is not continued pursuant to Section 11.2, then the Partnership's business shall be wound up and the Partnership Property shall be liquidated. Partnership Property and cash of the Partnership in the course of the liquidation shall be applied and distributed in the following order:

           (a) Payment to creditors of the Partnership, including Partners and their Subsidiaries and Affiliates, in the order of priority provided by law. In the discretion of the General Partner, reserves may be established to meet any contingent obligations or liabilities and, if and when such contingencies shall cease to exist, any remaining assets in such reserves shall be distributed as provided in this Section 11.3.

           (b) Distributed to the Partners in accordance with the positive balances in their Capital Accounts. For purposes of distributions to Partners, positive Capital Account balances shall be determined after taking into account all appropriate Capital Account adjustments for the fiscal year in which the liquidation occurs (other than the adjustments required by the distributions themselves), with any Partnership Property distributed in kind being deemed to have been sold by the Partnership for its fair market value and any Profits or Losses realized or sustained upon dispositions (or deemed dispositions) of Partnership Property by the partnership being allocated in accordance with Section 5. Payment by the Partnership with respect to the balances of the Partner's Capital Accounts shall be made by the end of that fiscal year or, if later, within 90 days after the date of the liquidation. The Limited Partners shall not be required to restore any negative balances in their Capital Accounts.

SECTION 12: MISCELLANEOUS

     12.1 Inconsistency with Loan Agreement. Any provision of this Partnership Agreement to the contrary notwithstanding, until all Obligations as defined in the Loan Agreement have been paid in full, neither the General Partner nor the Limited Partner may or shall take any step or exercise any power under this Agreement which would create, with the passage of time and the giving of notice, if required, an Event of Default as defined in the Loan Agreement or any other Transaction Document.

     12.2 Headings. The headings used in this Agreement have been inserted for convenience of reference only and in no way shall restrict or otherwise modify any of the terms or provisions hereof.

     12.3 Time of Essence. All times and dates in this Agreement shall be of the essence.

     12.4 Entire Agreement. This Agreement comprises the entire understanding and agreement among the Partners and supersedes all prior and contemporaneous discussions, negotiations, agreements and communications among any of the Partners, whether oral or written, with respect to the subject matter of this Agreement.

     12.5 Amendment. This Agreement may be amended only upon the affirmative vote or Consent of the Partners as provided in Section 8.

     12.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of _______________ as applied to contracts among residents of _________________ wholly to be performed within that State. The parties agree that any dispute arising in connection with this Agreement may be resolved in the state or federal courts located in Oklahoma County, Oklahoma or _________________ County, ______________, and each party hereby submits to the jurisdiction of those courts.

     12.7 Attorneys' Fees. If any Partner seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay the prevailing party's costs and expenses, including, without limitation, reasonable attorneys' fees.

     12.8 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all of the other provisions shall be deemed valid and enforceable to the greatest possible extent.

     12.9 Terminology. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each include the others whenever the context so indicates.

     12.10 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing, and shall be deemed effective upon receipt after mailing by first- class registered or certified mail return receipt requested, postage pre-paid, or upon personal delivery or dispatch by telegram, telex (with confirmed answer back), facsimile transmission or other written telecommunication, addressed to the Partnership at its principal executive office or to the Partners at their respective addresses appearing on the Partnership's books from time to time. The foregoing addresses may be changed by notice given as provided in this Agreement.

     12.11 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     12.12 Cross-References. All cross-references in this Agreement, unless specifically stated otherwise, refer to provisions of this Agreement.

     12.13 Further Assurances. Each Partner shall execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or desirable for the formation of the Partnership and the achievement of its purpose. Each Partner hereby represents and warrants that the individual signing this Agreement on its behalf is duly authorized to execute and deliver this Agreement on behalf of such Partner.

     12.14 No Partition. No Partner nor any legal representative, successor, heir or assignee of any Partner shall have the right to partition the Partnership Property or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Partnership Property or any part thereof or interest therein. Each Partner, for itself and its legal representatives, heirs, successors and assigns, hereby waives any such rights. The Partners intend that during the term of this Agreement, the rights of the Partners and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and, to the extent consistent with this Agreement, by the Act.

     12.15 Waiver. No waiver of any provision of this Agreement shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Agreement.

     12.16 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners, putative Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and does not grant any rights to non-Partner creditors.

     12.17 Other States. If the Partnership's business is carried on or conducted in states other than the State of ________________, then each Partner shall execute any document that the General Partner may require or request in order that the General Partner may legally qualify the Partnership to transact business in the other states. The General Partner may, from time to time, designate a Partnership office or principal place of business in any other state.

     12.18 Withholding. The General Partner shall comply with any income tax withholding obligations that may be imposed from time to time by the Code with respect to distributions to Partners.

     12.19 Representations of Limited Partners. The Limited Partner represents to the General Partner that it is an sophisticated investor capable of protecting its interests in this transaction and that it is acquiring its Partnership interest for its own account for investment and not with a view to or for sale in connection with any distribution of such Partnership interest (but subject, nevertheless, to any requirement of law that the disposition of its property remain within its control at all times).

     12.20 Exhibits. The following Exhibits are attached hereto and incorporated herein by this reference:

           EXHIBIT A Rules Under Treasury Regulations Section 1.704-1(b)

           EXHIBIT B Form of Monthly Report

           EXHIBIT C Form of Certificate


     IN WITNESS WHEREOF, each of the Partners has executed this Agreement as of the date first written above.

                             GENERAL PARTNER

                             ___________________________



                             By:_______________________
                                Name:
                                Title:



                             LIMITED PARTNER

                             LSB HOLDINGS, INC.


                             By:_______________________
                                Name:
                                Title:

                                EXHIBIT A

           RULES UNDER TREASURY REGULATIONS SECTION 1.704-1

Determination of Tax Book Value.

     (a) The Tax Book Value of an asset shall be its adjusted basis for federal income tax purposes, except as follows:

     (b) The Tax Book Value of an asset contributed by a Partner to the Partnership shall be its fair market value. The Net Book Value of such asset shall be its Tax Book Value net of liabilities secured by the asset to the extent the Partnership is considered to assume or take subject to the liability under Section 752 of the Code, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b).

     (c) The Tax Book Value of each item of Partnership Property shall be adjusted to equal its fair market value, as reasonably determined by the Tax Matters Partner in good faith in accordance with Treasury Regulations
Section 1.704-1(b)(2)(iv)(f), as of the following times: (i) The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Contribution to the Partnership's capital, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property, (iii) the liquidation of the Partnership within the meaning of Treasury Regulation
Section 1.704-1(b)(2)(ii)(g), and (iv) any time that the Tax Matters Partner determines in good faith that such adjustment is needed to fairly reflect the interests of the Partners and is in compliance with Section 704(b) and the Regulations thereunder.

     (d) If the Tax Book Value of an item of Partnership Property has been determined or adjusted pursuant to paragraph (b) or (c), it shall thereafter be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) by the depreciation, depletion, amortization, other cost recovery deductions and gain or loss as computed for book purposes with respect to that asset.

Determination of Profits and Losses.

     Profits and Losses for each fiscal year or other period shall be an amount equal to the Partnership's taxable income or loss for that year determined in accordance with Code Section 703(a), including for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1), with the following adjustments:

     (a) Any income of the Partnership that is exempt from federal income tax shall be added.

     (b) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted.

     (c) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Tax Book Value of the property disposed of.

     (d) Depreciation, amortization, and other cost recovery deductions shall be taken into account by reference to the Tax Book Value of an item of Partnership Property, but if the Tax Book Value of an item of Partnership Property differs from its adjusted tax basis at the beginning of the year, the allowable tax deduction with respect to that item shall be deemed to be an amount which bears the same ratio to the Tax Book Value of the item as the deduction computed for tax purposes with respect to the item for that year or period bears to its beginning adjusted tax basis (except that if such property has a zero adjusted basis, the book depreciation, depletion, or amortization may be determined under any reasonable method selected by the General Partner).

Special Rules for Credit and Recapture Allocations.

     (a) Any federal tax credit shall be allocated among the Partners, in accordance with their Percentage Interests, as of the date the property giving rise to the credit is placed in service.

     (b) If the adjusted tax basis of any property that has been placed in service by the Partnership is increased pursuant to the Code, such increase shall be allocated among the Partners in the same proportions as the tax credit that is recaptured with respect to the property is shared among them.

     (c) Any reduction, pursuant to the Code, in the adjusted tax basis (or cost) of Partnership Property shall be allocated among the Partners in the same proportions as the basis (or cost) of the property is allocated under the Code.

General Rules for Maintaining Capital Accounts.

     Required increases to Capital Accounts:

     1. The amount of money contributed by the Partner to the Partnership.

     2. The Net Book Value of any asset contributed by the Partner to the Partnership.

     3. Allocations to the Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and income and gain described in paragraph (2)(iv)(g) of Treasury Regulations Section 1.704-1(b), but giving effect to paragraph (4) (i) of Treasury Regulations
Section 1.704-1(b).

     Required Decreases in Capital Accounts:

     1. The amount of money distributed to the Partner by the Partnership.

     2. The Tax Book Value of property distributed to the Partner by the Partnership (net of liabilities securing the distributed property that the Partner is considered to assume or take subject to under Code Section 752).

     3. Allocations to the Partner of Partnership expenditures described in Section 705(a)(2)(b).

     4. Allocations of Partnership loss and deduction (or items thereof), including items of loss and deduction described in paragraph (2)(iv)(g) of Treasury Regulations Section 1.704-1(b), but excluding items described in 3 above and giving effect to paragraph (4)(i) or (4)(iii) of Treasury Regulations Section 1.704-1(b). Capital accounts must be otherwise adjusted in accordance with additional rules set forth in Treasury Regulations Section 1.704-1(b).

Special Rules for Maintaining Capital Accounts.

     1. A Partner who has more than one interest in the Partnership shall have a single capital account that reflects all of the Partner's interests, whether general or limited and regardless of the time and manner in which the interests were acquired.

     2. Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(2), unrealized income or deductions with respect to accounts receivable, accounts payable or other accrued but unpaid items that have an adjusted tax basis that differs from their book value shall be treated under rules and principles analogous to those that apply to book and tax value differences for depreciation, depletion, amortization and gain or loss.

     3. In the event the Tax Book Value of Partnership Property is adjusted pursuant to this Exhibit A, the Capital Accounts of all Partners shall be adjusted simultaneously pursuant to the allocation provisions of
Section 5 to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

     4. If any interest in the Partnership is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

     5. If the Tax Matters Partner reasonably determines in its good faith judgment that it is necessary or desirable to modify the manner in which the Capital Accounts are determined or maintained in order to comply with Treasury Regulations Section 1.704-1(b), the Tax Matters Partner shall make the appropriate modification, provided that the modification is not likely to have a material effect on the amount distributable to any Partner upon the dissolution of the Partnership.

                                EXHIBIT B

                         FORM OF MONTHLY REPORT
                              BALANCE SHEET

           ASSETS

     CURRENT ASSETS
     Cash
     Accounts Receivable
     Prepaid Insurance

           TOTAL CURRENT ASSETS


     FIXED ASSETS
     Cost of Assets
     Accum.  Depreciation


           TOTAL FIXED ASSETS

     OTHER ASSETS
     Organizational Costs
     Acc. Amort. Org. Cost
                 TOTAL OTHER ASSETS

           TOTAL ALL ASSETS



           LIABILITIES AND EQUITY

     CURRENT LIABILITIES
     Accounts Payable

           TOTAL CURRENT LIABILITIES

     EQUITY
     Retained Capital
     Distributions
     Capital
     Net Income (Loss)

           TOTAL EQUITY

     TOTAL LIABILITIES AND EQUITY
                                EXHIBIT B

                         FORM OF MONTHLY REPORT
                            INCOME STATEMENT


     OPERATING REVENUES

     ________________________ Revenue
     Interest Income
     Misc. Income

           TOTAL NET REVENUES


     GENERAL OPERATING EXPENSES
     Maintenance
     Outside Services
     Insurance Expense
     Accounting Fees
     Bank Charges
     Depreciation
     Amortization Organiz. Costs
     Interest
     Misc. Expense

           TOTAL EXPENSES

     NET INCOME (LOSS)

                                EXHIBIT C

                           FORM OF CERTIFICATE

     THE PARTNERSHIP INTERESTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND THE TRANSFERABILITY OF SUCH INTERESTS IS RESTRICTED. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH INTERESTS BY THE ISSUER FOR ANY PURPOSES, UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH INTERESTS SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, (2) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL BE ESTABLISHED TO THE SATISFACTION OF COUNSEL TO THE PARTNERSHIP OR (3) SUCH SALE, ASSIGNMENT OR TRANSFER IS MADE PURSUANT TO THE FORECLOSURE OF A PLEDGE OR SECURITY INTEREST GRANTED IN CONNECTION WITH THE LOAN AGREEMENT AS DEFINED IN THE LIMITED PARTNERSHIP AGREEMENT OF __________________ LIMITED PARTNERSHIP ("PARTNERSHIP AGREEMENT").

     THE INTERESTS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE PARTNERSHIP AGREEMENT. SAID RESTRICTION PROVIDES, AMONG OTHER THINGS, NO VENDEE, TRANSFEREE, ASSIGNEE, OR ENDORSEE OF A LIMITED PARTNER SHALL HAVE THE RIGHT TO BECOME A SUBSTITUTED LIMITED PARTNER EXCEPT BY COMPLIANCE WITH SECTION 10 THEREOF.